EXHIBIT 10.33

June 26, 2014

PERSONAL AND CONFIDENTIAL

Mr. Byrne Mulrooney

c/o Korn Ferry International Futurestep, Inc.

1900 Avenue of the Stars, Suite 2600

Los Angeles, CA 90067

Dear Byrne,

This letter supersedes your existing offer letter with Korn Ferry International, dated March 15, 2010 (the “Original Offer Letter”), with respect to your continued employment with Korn Ferry International (“Korn Ferry” or the “firm”) as CEO, Futurestep. This letter is effective as of the date hereof.

Base Salary

Effective as of June 26, 2014 your monthly base salary will be $37,500.00, payable in semi-monthly increments. In addition, you will no longer be entitled to the management stipend set forth in the Original Offer Letter.

Annual Incentive Award

You will be eligible for an annual incentive award of up to $1,350,000 (cash and LTIP) with a target annual incentive award of $650,000 (cash and LTIP). This award will be based on an appraisal of your achievements in meeting goals established by the Compensation and Personnel Committee of the Board of Directors and such other factors as may be determined in the discretion of the Compensation and Personnel Committee.

Employee Benefits and Perquisites

You will continue to be eligible to participate in such employee benefit plans, arrangements and programs maintained by Korn Ferry from time to time for the benefit of its senior executives generally, including four weeks paid vacation and three weeks paid sick leave. In addition, you will continue to receive $450 per month as an automobile allowance. Please be aware that these programs are subject to change. If they are modified in the future, you will continue to be eligible for such benefits as are provided to other divisional CEO’s of the firm.

Severance

Your employment with Korn Ferry International remains an employment “at will” and this arrangement may be altered only in writing by an appropriate senior executive of Korn Ferry International. However, in the event that your employment with Korn Ferry is terminated (i) by Korn Ferry for any reason other than Cause (as defined below) or your

Mr. Byrne Mulrooney

June 26, 2014

death or disability or (ii) by you for Good Reason (as defined below), and such termination of employment occurs prior to or more than 12 months after the occurrence of a Change in Control (as defined below), then Korn Ferry will pay to you your Accrued Compensation (as defined below), payable within 30 days after your termination (with the payment date during such 30 day period to be determined by Korn Ferry in its sole discretion), and a pro rata portion of the annual cash incentive award you would have received for the fiscal year in which your employment terminates (based on Korn Ferry’s actual performance over the entire year and the number of days of your actual service to Korn Ferry during such fiscal year), which pro rata portion will be payable to you at the same time bonuses are paid to executives generally for the applicable fiscal year, and

(1) Korn Ferry will pay to you the amount in cash equal, in the aggregate, to your then current annual base salary, in arrears in equal monthly installments over a period of twelve (12) months after the date your employment terminates;

(2) for up to eighteen (18) months after such termination, to the extent you and/or your covered dependent(s) continue to participate in Korn Ferry’s group health plan(s) pursuant to COBRA after your termination of employment and to the extent permitted by applicable law, Korn Ferry will provide reimbursement of COBRA coverage premiums paid by you and your covered dependent(s) so that you and your covered dependent(s) enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of Korn Ferry;

(3) outstanding equity incentive awards held by you (other than any performance shares) and all of your benefits under the Executive Capital Accumulation Plan at the time of your termination that would have vested in the twelve (12) months following the date your employment terminates (in each case, as if such incentives and benefits permitted proportionate vesting in monthly increments rather than any longer increment) will become fully vested as of the date your employment terminates and, to the extent applicable, shall remain exercisable until the date that is the earlier of (x) two (2) years after the date your employment terminates and (y) its originally scheduled expiration date; and

(4) you shall receive a number of performance shares and/or a payout under any long-term performance-based cash incentive program (as applicable), payable no later than the March 15 of the year following the calendar year in which the applicable performance period ends, equal to the product of (A) the performance shares and/or cash award that would have been earned if you had served Korn Ferry for the entirety of any open performance period at the time of your termination of employment based upon Korn Ferry’s actual performance during such period, and (B) a fraction, (x) the numerator of which fraction shall be the sum of (i) the number of days of your employment during any such performance period and (ii) 365 (provided that the numerator shall not exceed the number of days in the applicable performance period) and (y) the denominator of which fraction shall be the number of days in the applicable performance period (as determined in the sole discretion of the Compensation Committee of the Board of Directors of Korn Ferry).

Mr. Byrne Mulrooney

June 26, 2014

In addition, if your employment with Korn Ferry is terminated (i) by Korn Ferry for any reason other than Cause or your death or disability or (ii) by you for Good Reason, and such termination of employment occurs within 12 months after the occurrence of a Change in Control (as defined on Schedule A hereto), then you will be entitled to the same severance benefits as described above, except that the aggregate payment in clause (1) above shall be in the amount equal to your then current annual base salary plus your target annual incentive award, and you will be entitled to vesting of 100% of your outstanding equity incentive awards and all benefits under the Executive Capital Accumulation Plan, provided that with respect to performance-based awards such vesting will be based on actual performance through the date of the Change in Control.

In the event that your employment is terminated by Korn Ferry for Cause, by you without Good Reason or as a result of your death or disability, you will not be entitled to the severance compensation described above, but instead will only be entitled to payment of the Accrued Compensation through the date your employment terminates, payable within 30 days after your termination (with the payment date during such 30 day period to be determined by Korn Ferry in its sole discretion).

Notwithstanding anything in this letter to the contrary, other than the payment of the Accrued Compensation through the date of termination of your employment, you shall not be entitled to any severance payments or benefits hereunder (i) unless and until you execute and deliver to Korn Ferry, within forty-five (45) days of the date of termination of your employment, a unilateral general release of all known and unknown claims against Korn Ferry and its officers, directors, employees, agents and affiliates in a form acceptable to Korn Ferry, and such release becomes fully effective and irrevocable under applicable law, and (ii) unless you are, and continue to be, in compliance with the terms set forth below under the headings “Business Information and Non-Competition” and “Assignment of Inventions”. In addition, promptly following any termination of your employment (other than by reason of your death), you will deliver to Korn Ferry reasonably satisfactory written evidence of your resignation from all positions that you may then hold as an employee or officer of Korn Ferry or any affiliate.

For purposes of this letter:

“Accrued Compensation” means, as of any date, the amount of any unpaid base salary earned by you through the date of the termination of your employment and any annual cash incentive award earned by you, but not yet paid, for the most recently completed fiscal year prior to the termination of your employment.

“Cause” shall mean (a) conviction of any felony or other crime involving fraud, dishonesty or acts of moral turpitude or pleading guilty or nolo contendere to such charges, (b) reckless or willful behavior or conduct that causes or is reasonably likely to cause Korn Ferry material harm or injury or exposes or is reasonably likely to expose Korn Ferry to any material civil, criminal or administrative liability, (c) any material misrepresentation or false statement made by you in any application for employment, employment history, resume or other document submitted to Korn Ferry, either before, during or after employment, or (d) any material violation of Korn Ferry’s material written policies or procedures including those described under professional requirements below.

Mr. Byrne Mulrooney

June 26, 2014

You shall be deemed to have “Good Reason” to terminate your employment hereunder if, without your prior written consent, (A) Korn Ferry materially reduces your duties or responsibilities as Chief Executive Officer, Futurestep, or (B) Korn Ferry materially reduces your then current base salary or target annual incentive award as set forth herein (in each case, other than as part of an across-the-board reduction applicable to all “named executive officers” of Korn Ferry (as defined under Item 402 of Regulation S-K and to the extent employed by Korn Ferry at that time)). Prior to terminating for Good Reason, you are required to provide Korn Ferry with 30 days advance written notice of your intention to terminate employment for Good Reason, and Korn Ferry shall be permitted to cure any events giving rise to such Good Reason during such 30 day period, after which, if such event remains uncured, your employment must terminate within 30 days.

Professional Requirements

You will continue to be subject to (and hereby acknowledge) the firm’s Code of Business Conduct, Code of Business Conduct and Ethics, Non-Harassment and Non-Discrimination Policy, Information Technology Security Policies and Procedures, Policy Statement Regarding Insider Trading, Media Contacts, and Securities Analysts, Policy Statement Prohibiting Payments to Foreign Government Agencies and Officials, Political Parties, Leaders and Candidates, and False Entries in Books and Records, and the Agreement to Protect Confidential Information which govern all aspects of our professional practice. Copies of the Codes, Policies and Agreement have been previously provided to you. Your employment continues to be contingent on your abiding by the provisions of these documents.

In addition, as an executive officer of Korn Ferry, you hereby acknowledge and agree that you are subject to the terms and conditions of the Korn Ferry International Clawback Policy, as in effect from time to time, a current copy of which has already been provided to you. You also agree that all “incentive payments” and “performance-based equity awards” you receive, as such terms are defined in the Policy, are subject to the terms and conditions of the Policy.

Business Information and Non-Competition

You acknowledge and agree that, during your employment with Korn Ferry, you have had and you will continue to have access to Korn Ferry’s customer information, trade secrets and other confidential and proprietary information relating to the business of Korn Ferry and, therefore , in consideration of the payments and benefits provided under this letter, you will comply with the restrictions and obligations set forth in this letter.

Mr. Byrne Mulrooney

June 26, 2014

You agree that during the term of your employment, except as necessary to carry on the business of Korn Ferry or its subsidiaries or affiliates , and after the expiration of your employment for any reason, you shall not, directly or indirectly, use or disclose to any person, firm, or corporation, any candidate list, personal histories or resumes, employment information, business information, customer lists, business secrets or any other information not generally known in the industry concerning business or policies of the firm or its subsidiaries or affiliates, including, but not limited to the list of clients or placement candidates of the firm or its subsidiaries or affiliates.

You further agree that during the Non-Solicitation Period (as defined on Schedule B hereto), you will not directly or indirectly (as owner, principal, agent, partner, officer, employee, independent contractor, consultant, stockholder or otherwise) (1) solicit or accept any executive search assignment from, or otherwise attempt to provide services then provided by the firm or its subsidiaries or affiliates to, any existing client of the firm or its subsidiaries or affiliates or any person who has been a client of the firm or its subsidiaries or affiliates during the preceding two years, or (2) solicit for employment or otherwise attempt to engage the services of any employee of the firm or its subsidiaries or affiliates. The term “client” as used in this clause shall mean only clients as to which you, at any time during the three years preceding the date your employment terminates for any reason, contacted or engaged in activities on behalf of the firm or its subsidiaries or affiliates.

In addition, you agree that during the Non-Competition Period (as defined on Schedule B hereto) you will not directly or indirectly in the Restricted Area (as defined on Schedule B), (a) own, manage, operate, be employed by, provide services to, sell, control or participate in the ownership, management, operation, sales or control of any of the competitors listed on Schedule C (attached hereto and each business a “Listed Entity”) provided that the foregoing shall not be applicable to the ownership of not more than 1% of the publicly traded equity securities of any of the foregoing or to the indirect ownership of any of the foregoing through the ownership of mutual funds; or (b) request or advise any of the clients, vendors or other business contacts of Korn Ferry or its subsidiaries or affiliates with which you had contact while employed by Korn Ferry to withdraw, curtail, cancel or not increase their business with Korn Ferry or its subsidiaries or affiliates.

Finally, you agree to notify Korn Ferry of each employment or consulting engagement you accept during the two-year period following your termination of employment (including the name and address of the hiring party) and will, upon request by Korn Ferry, describe in reasonable detail the nature of your duties in each such position.

The terms of this letter shall be governed by and construed under and in accordance with the internal laws of the State of North Carolina without reference to the principles of conflicts of laws. Should any court or other authority of competent jurisdiction determine that any agreement or covenant in this letter, in order to be effective, must be modified to limit its duration or scope, you and Korn Ferry agree to consider such agreement or covenant to be so modified in its duration and/or scope and such agreement or covenant, and all other agreements and covenants in this letter, shall otherwise continue in full force and effect.

Mr. Byrne Mulrooney

June 26, 2014

Assignment of Inventions

Korn Ferry shall be the sole and exclusive owner and the sole author of all of the results and proceeds of your efforts, including, but not limited to, all ideas or suggestions, whether or not in writing, which are created, suggested and/or obtained by you in the course and scope of your employment with Korn Ferry (collectively, the “Work”), from the moment of their creation and at every stage of their development, production, or completion. Without limiting the foregoing, in the event that any element(s) of the Work are not deemed to be a “work made for hire” for Korn Ferry, the Consultant hereby irrevocably and exclusively assigns to Korn Ferry (or if any applicable law prohibits or limits such assignment, the Consultant hereby exclusively and irrevocably licenses to Korn Ferry) all right, title and interest in and to such element(s) (including all copyrights therein and thereto and all renewals and extensions thereof), and all rights to exploit the same throughout the world, in perpetuity (but in any event for not less than the period of copyright and any renewals and extensions thereof), in any and all media, whether now or hereafter known or devised. You hereby grant to Korn Ferry the right to change, add to, take from, translate, reformat and/or reprocess the Work in any manner Korn Ferry may in its sole discretion determine. To the fullest extent allowable under any applicable law, you hereby irrevocably waive or assign to Korn Ferry, your so-called “moral rights” or “droit moral.” You agree to execute and deliver to Korn Ferry such assignments, certificates of engagement or other instruments as Korn Ferry may reasonably require from time to time to evidence Korn Ferry’s ownership of the Work.

Section 409A Compliance

Notwithstanding any inconsistent provision herein, to the extent Korn Ferry determines in good faith that (a) one or more of the payments or benefits received or to be received by you pursuant hereunder in connection with your termination of employment would constitute deferred compensation subject to the rules of Internal Revenue Code Section 409A (“Section 409A”), and (b) that you are a “specified employee” under Section 409A, then only to the extent required to avoid your incurrence of any additional tax or interest under Section 409A, such payment or benefit will be delayed until the earlier of your death or the date which is six (6) months after your “separation from service” within the meaning of Section 409A. For purposes of Section 409A of the Code, each right to receive payment hereunder shall be treated as a right to receive a series of separate payments and, accordingly, any installment payment shall at all times be considered a separate and distinct payment. Anything herein to the contrary notwithstanding, the terms of this letter shall be interpreted and applied in a manner consistent with the requirements of Section 409A the regulations promulgated thereunder so as not to subject you to the payment of any tax penalty or interest which may be imposed by Section 409A of the Code and Korn Ferry shall have no right to accelerate or make any payment hereunder except to the extent such action would not subject you to the payment of any tax penalty or interest under Section 409A. If, under the terms of this Agreement, it is possible for a payment that is subject to Section 409A to be made in two separate taxable years, payment shall be made in the later taxable year.

Mr. Byrne Mulrooney

June 26, 2014

Section 280G

Anything in this letter to the contrary notwithstanding, in the event it shall be determined that any payment, benefit or distribution made or provided by Korn Ferry or its affiliated companies to you or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms hereof or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then such Payments shall either (a) be delivered in full, or (b) subject to and in a manner consistent with the requirements of Section 409A of the Code, be reduced to the minimum extent necessary to ensure that no portion thereof will be subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the Excise Tax, results in your receipt, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. In the event that any Payments are to be reduced pursuant to this paragraph, then the reduction shall be applied as follows: (i) first, on a pro rata basis to your cash severance payments and your pro rata annual cash incentive award payment for the year of termination, (ii) second, on a pro rata basis to your equity incentive awards and (iii) third, to your benefits under the Executive Capital Accumulation Plan.

Withholding

All amounts payable to you hereunder will be subject to customary tax and other withholdings.

Acceptance

Upon your acceptance of this offer of continued employment, please acknowledge your agreement with the terms set forth in this letter by signing in the designated space below. A copy of this letter is enclosed for your records.

I look forward to your continued success with Korn Ferry International. If you have any questions, please don’t hesitate to call me.

Sincerely,

/s/ GARY D. BURNISON
Gary D. Burnison Chief Executive Officer

ACCEPTED:

/s/ Byrne Mulrooney	June 26, 2014
Byrne Mulrooney	Date

Mr. Byrne Mulrooney

June 26, 2014

SCHEDULE A

DEFINITION OF CHANGE IN CONTROL

For purposes of the foregoing, a “Change in Control” shall mean any of the following:

(a) an acquisition by any Person (excluding one or more Excluded Persons) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) or a pecuniary interest (as defined in Section 16a-1(a)(2) of the Exchange Act) in (either comprising “ownership of”) more than 30% of the Common Stock of the Company or voting securities entitled to then vote generally in the election of directors (“Voting Stock”) of the Company, after giving effect to any new issue in the case of an acquisition from the Company; or

(b) consummation of merger, consolidation, or reorganization of the Company or of a sale or other disposition of all or substantially all of the Company’s consolidated assets as an entirety (collectively, a “Business Combination”), other than a Business Combination (1) in which all or substantially all of the holders of Voting Stock of the Company hold or receive directly or indirectly more than 50% of the Voting Stock of the entity resulting from the Business Combination (or a parent company), and (2) after which no Person (other than any one or more of the Excluded Persons) owns more than 30% of the Voting Stock of the resulting entity (or a parent company) who did not own directly or indirectly at least that percentage of the Voting Stock of the Company immediately before the Business Combination, and (3) after which one or more Excluded Persons own an aggregate amount of Voting Stock of the resulting entity owned by any Persons who (i) own more than 5% of the Voting Stock of the resulting entity, (ii) are not Excluded Persons, (iii) did not own directly or indirectly at least the same percentage of the Voting Stock of the Company immediately before the Business Combination, and (iv) in the aggregate own more than 30% of the Voting Stock of the resulting entity; or

(c) approval by the Board of Directors of the Company and (if required by law) by shareholders of the Company of a plan to consummate the dissolution or complete liquidation of Korn Ferry International; or

(d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new directors (excluding any new director designated by a person who has entered into an agreement or arrangement with Korn Ferry International to effect a transaction described in clause (a) or (b) of this definition) whose appointment, election, or nomination for election was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved (all such directors, “Incumbent Directors”), cease for any reason to constitute a majority of the Board; provided that for purposes of this clause (d), any directors elected at any time during 1999 shall be deemed to be Incumbent Directors.

Mr. Byrne Mulrooney

June 26, 2014

Notwithstanding the above provisions in this Schedule A, no Change in Control shall be deemed to have occurred if a Business Combination, as described in paragraph (b) above, is effected and a majority of the Incumbent Directors, through the adoption of a Board resolution, determines that, in substance, no Change in Control has occurred.

The “Company” means Korn Ferry International, a Delaware corporation, its successors, and/or its Subsidiaries, as the context requires.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Person” means

(i) the Company; or

(ii) any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act; or

(iii) any employee benefit plan of the Company; or

(iv) any affiliates (within the meaning of the Exchange Act), successors, or heirs, descendants or members of the immediate families of the individuals identified in part (ii) of this definition.

“Person” means an organization, a corporation, an individual, a partnership, a trust or any other entity or organization, including a governmental entity and a “person” as that term is used under Section 13(d) or 14(d) of the Exchange Act.

Mr. Byrne Mulrooney

June 26, 2014

SCHEDULE B

“Non-Solicitation Period” means:

(a) the term of your employment and the period ending two years after your employment terminates for any reason; or

(b) in the event the preceding clause shall be determined by judicial action to define too long a period to be enforceable, the term of your employment and the period ending eighteen months after your employment terminates for any reason; or

(c) in the event the preceding clauses shall be determined by judicial action to define too long a period to be enforceable, the term of your employment and the period ending one year after your employment terminates for any reason; or

(d) in the event the preceding clauses shall be determined by judicial action to define too long a period to be enforceable, the term of your employment and the period ending six months after your employment terminates for any reason.

“Restricted Area” means:

(a) the entire United States and any other country where Korn Ferry or its subsidiaries or affiliates has operated or offered its services at any time in the one-year period ending on the last day of your employment with Korn Ferry; or

(b) in the event the preceding clause shall be determined by judicial action to define too broad a territory to be enforceable, the entire United States; or

(c) in the event the preceding clauses shall be determined by judicial action to define too broad a territory to be enforceable, the states in the United States where Korn Ferry or its subsidiaries or affiliates has operated or offered its services at any time in the one-year period ending on the last day of your employment with Korn Ferry; or

(d) in the event that the preceding clauses shall be determined by judicial action to define too broad a territory to be enforceable, the area that includes all of the areas that are within a 50-mile radius of any location in the United States at which Korn Ferry or its subsidiaries or affiliates has operated or offered its services any time in the one-year period ending on the last day of your employment with Korn Ferry.

“Non-Competition Period” means:

(a) the term of your employment and the period ending twelve months after your employment terminates for any reason; or

(b) in the event the preceding clause shall be determined by judicial action to define too long a period to be enforceable, the term of your employment and the period ending six months after your employment terminates for any reason.

Mr. Byrne Mulrooney

June 26, 2014

Schedule C

Heidrick and Struggles

Spencer Stuart

Russell Reynolds

Egon Zender

CT Partners

Alexander Mann

Manpower

Kelly Services

Hays

RightThing/ADP

Adecco

PeopleScout

Kenexa/IBM

Spherion/Ranstad

Pinstripe/Ochre House

Talent2/Allegis

HRX

Taleo/Oracle

SAP/Sucessfactors

Workday

Ultimate Software